EXHIBIT 99.1

Standard Parking Corporation Reports Second Quarter Pre-Tax Income Per Share Increase of 53 Percent

Raises Full Year 2007 Guidance

CHICAGO, Aug. 1, 2007 (PRIME NEWSWIRE) -- Standard Parking Corporation (Nasdaq:STAN), one of the nation's largest providers of parking management services, today announced that second quarter 2007 pre-tax income increased 45% to $7.3 million, or $0.75 per share, as compared with $5.0 million, or $0.49 per share, in the second quarter of 2006. An increase in the Company's effective tax rate to 40% in 2007 from 14% last year resulted in net income remaining constant at $4.4 million for the second quarter of 2007, although earnings per share was up to $0.45 from $0.43. Cash taxes for both years were approximately 5% on a year-to-date basis.

Second Quarter Highlights

 *  Same location revenue growth of more than 6% (revenue figures exclude reimbursement of management contract expense)

 *  Gross profit and operating income growth of 12% and 23%, respectively

 *  Free cash flow of $8.8 million or $0.91 per share

 *  Common stock repurchases of $6.6 million

2007 Full-Year Guidance Raised

 *  EPS expectation of $1.50 - $1.60, an increase of $0.10

 *  Pre-tax income per share expectation of $2.50 - $2.70, an increase of $0.20

 *  Free cash flow still expected to be in the range of $20 million to
    $25 million, despite an expected $3.0 million increase in capital expenditures

James A. Wilhelm, President and Chief Executive Officer, said, "As we mark the third anniversary of our IPO, we look back with great satisfaction on what we have accomplished. During that period, we have grown the number of locations by 4% which contributed to a 25% boost in gross profit. Pre-tax income has increased ten-fold from $2.4 million to $24.6 million over this period, reflecting strong operating leverage and interest savings from significant debt reduction. Our business model which minimizes the requirement for capital investment has enabled us to use consistently robust cash flow to invest in infrastructure to support future growth, to reduce debt and to return $36.0 million to shareholders through our buyback programs.

"While for the most part we have grown gross profit organically for the past three years, we believe that attractive growth opportunities will enable us to integrate small to mid-sized acquisitions into existing operations that will further leverage the infrastructure investments we have made in our core cities. I am happy to report that since quarter-end, we have completed two small acquisitions that fit this profile. They are expected to add $0.6 million to gross profit on an annual basis. We continue to be disciplined in our selection process and are particularly pleased with these transactions. We anticipate that there will be other equally attractive opportunities in the near term."

Second Quarter Operating Results

Revenue for the second quarter of 2007, excluding reimbursed management contract expense, decreased by approximately 1% to $64.5 million from $64.9 million in the year ago period. This decrease was primarily due to the conversion of several leases to management contracts. Revenue from same locations increased by more than 6% compared with the second quarter of 2006.

Gross profit in the quarter increased by almost 12% to $21.1 million from $18.8 million a year ago. During the 2007 second quarter, the Company benefited from the positive impact of a $0.6 million favorable change in insurance loss experience reserve estimates relating to prior years compared with a negative $0.3 million impact from an unfavorable change in 2006. Excluding the impact of this $0.9 million total year on year change, second quarter 2007 gross profit increased 7% over the same period last year.

General and administrative expenses increased by almost 8% to $10.8 million in the second quarter of 2007 from $10.1 million in the second quarter of 2006. As expected, these expenses remained unchanged compared with the first quarter of 2007. Second quarter 2007 operating income increased by more than 23% to $8.9 million versus $7.2 million a year ago.

The second quarter of 2007 generated $8.8 million of free cash flow, which together with available cash was used to repurchase $6.6 million of common stock and to make debt repayments of $2.9 million. On a trailing twelve-month basis, free cash flow was $29.7 million, up $1.1 million as compared with the twelve months ended June 30, 2006.

Total debt at the end of the 2007 second quarter was $79.4 million, a decrease of $5.8 million from $85.2 million at the end of the 2006 second quarter. The repayment of the Company's 9.25% Senior Subordinated Notes in July 2006 and reduced borrowing levels at lower interest rates under the senior credit facility resulted in a reduction in interest expense of $0.4 million.

Pre-tax income increased by almost 45% to $7.3 million, or $0.75 per share, in the second quarter of 2007 from $5.0 million, or $0.49 per share, in the prior year second quarter, an increase of 53% on a per share basis.

At the end of 2006, the Company reversed its valuation allowance for deferred tax assets. As a result, the effective tax rate for the second quarter of 2007 was 40% as compared with 14% in the second quarter of 2006. Consequently, net income for the second quarter of 2007, at $4.4 million, was unchanged from the second quarter of 2006. However, due to share repurchases, earnings per share increased to $0.45 for the second quarter of 2007, up 5% from $0.43 a year ago.

Recent Developments

Wilhelm commented, "We have just concluded another outstanding quarter that was capped off by several significant contract wins in our Airport division. These new agreements highlight the success we are having in acquiring parking facility contracts that include valet parking and ground transportation components." The new agreements include:

 *  A multi-year contract to provide employee shuttle bus services at the Dallas/Ft. Worth International Airport.  A fleet of more than
    30 alternative fuel busses will transport over 2.5 million passengers per year.  The Company has been providing consolidated car rental shuttle services at the airport since 2000.

 *  A contract to provide valet parking and comprehensive shuttle bus services at the Portland International Airport.  The shuttle service will be provided using 30 alternative fuel busses that will transport over 2.6 million passengers per year and will serve public long-term parking, employee parking and airside
    international transfers.

 *  A contract to operate the public parking at the T.F. Green State
    Airport in Providence, RI.  The operation encompasses over 7,000 parking spaces in two multi-level garages and two surface lots.

Beyond these key airport contracts, new contracts added included:

 *  Woman's Hospital of Texas, where the Company will provide comprehensive parking management services at this large multi-
    facility campus.  The scope of services includes centralized parking management at three garages and multiple surface lots, two valet operations, customer on-site transportation, an employee shuttle operation and campus maintenance.

 *  Thomas Properties Group awarded the Company contracts to manage a portfolio of properties in Austin, TX comprised of five Class-A facilities in the central business district.  Management of parking operations at these properties, which were recently purchased by Thomas Properties Group, expands the Company's current relationship with this major real estate organization.

 *  The Company now manages the parking facility at the John Hancock
    Center in Chicago, IL, one of the country's tallest skyscrapers.
    This landmark building provides retail, office and residential space and adds to the Company's formidable presence on the northern end of Chicago's Magnificent Mile.

In addition to these contract awards, subsequent to the end of the second quarter the Company completed two acquisitions:

 *  At the beginning of July, the Company acquired thirteen valet locations in Honolulu from a competitor.  Standard Parking has been serving the Hawaii market for over 50 years and provides parking management services for most of the major medical centers, shopping centers and office buildings in Honolulu. This
    acquisition enhances the Company's competitive position in a core city.

 *  Effective July 1, the Company acquired the contract rights for five locations in the greater Los Angeles area from a company partially owned by the Company's Executive Vice President for
    Western operations.

Year-to-Date Results

Revenue for the first half of 2007, excluding reimbursed management contract expense, decreased slightly to $127.9 million from $128.5 million in the first half of 2006.

Gross profit for the first half of 2007 increased by more than 8% to $40.7 million from $37.6 million in the first half of 2006. Contributing to the increase was the positive impact of a $1.2 million favorable change in insurance loss experience reserve estimates relating to prior years that was recorded in the first half of 2007 compared with the negative $0.6 million impact from an unfavorable change in 2006. Excluding the impact of this $1.8 million total year on year change, first half 2007 gross profit increased 4% compared with a year ago.

General and administrative expenses for the first six months of 2007 increased 4% to $21.7 million from $20.7 million for the comparable period last year. General and administrative expenses as a percent of gross profit decreased to 53.2% during the first half of 2007 from 55.2% a year ago. Controlled growth in general and administrative expenses coupled with a $0.4 million decrease in depreciation and amortization expense resulted in operating income growth of 19% in the first half of 2007, to $16.5 million versus $13.9 million last year.

Interest expense decreased $0.8 million in the first half of 2007 as compared with 2006 due to a combination of lower applicable interest rates and a $5.8 million reduction in outstanding borrowings since June 30, 2006. Consequently, pre-tax income increased by 39% to $13.1 million or $1.34 per share for the first half of 2007, from $9.4 million or $0.92 per share for the first half of 2006, an increase of 46% on a per-share basis.

Income tax expense was $5.3 million for the first six months of 2007 as compared with $1.3 million for the six months of 2006 due in large part to the Company's effective tax rate increasing from 14% during the first half of 2006 to 40% in 2007. Cash taxes were approximately 5% in both 2007 and 2006. The change in the effective tax rate resulted in a decrease of 4% in net income to $7.8 million versus $8.2 million for the first six months of 2006. On a per share basis, earnings per share for the first half of 2007 was $0.80, a penny better than the same period of 2006 due to the reduced number of shares outstanding resulting from the Company's repurchase program.

Free cash flow of $14.0 million generated during the first half of 2007 versus $10.8 million a year earlier was used to repay debt and repurchase common stock. As of June 30, 2007, the Company has expended $10 million of the previously announced $20 million on its stock buyback program. Free cash flow per share increased by 36% to $1.43 for the first six months of 2007, up from $1.05 for the same period in 2006.

Financial Outlook

Based on the strong year-to-date results, the Company is raising its net earnings guidance for the 2007 year by $0.10 to $1.50 - $1.60 per share. The Company also is raising its pre-tax income per share expectation by $0.20 to $2.50 - $2.70. Free cash flow is still expected to be in the range of $20 million to $25 million, despite an expected $3.0 million increase in capital expenditures.

Conference Call

The Company's quarterly earnings conference call will be held at 10:00 am (CDT) on Thursday, August 2, 2007, and will be available live and in replay to all analysts/investors through a webcast service. To listen to the live call, individuals are directed to the Company's investor relations page at www.standardparking.com or www.earnings.com at least 15 minutes early to register, download and install any necessary audio software. For those who cannot listen to the live broadcast, replays will be available shortly after the call on either website and can be accessed for 30 days after the call.

Standard Parking is a leading national provider of parking facility management services. The Company provides on-site management services at multi-level and surface parking facilities for all major markets of the parking industry. The Company manages approximately 2,000 facilities, containing over one million parking spaces in more than 320 cities across the United States and Canada, including parking-related and shuttle bus operations serving approximately 60 airports.

More information about Standard Parking is available at www.standardparking.com. You should not construe the information on this website to be a part of this report. Standard Parking's annual reports filed on Form 10-K, its periodic reports on Form 10-Q and 8-K and its Registration Statement on Form S-1 (333-112652) are available on the Internet at www.sec.gov and can also be accessed through the Investor Relations section of the Company's website.

DISCLOSURE NOTICE: The information contained in this document is as of August 1, 2007. The Company assumes no obligation to update any forward-looking statements contained in this document as a result of new information or future events or developments.

This document and the attachments contain forward-looking information about the Company's financial results that involve substantial risks and uncertainties. You can identify these statements by the fact that they use words such as "anticipate," "believe," "could," "estimate," "expect," "intend," "may," "plan," "predict," "project," "will" and similar terms and phrases in connection with any discussion of future operating or financial performance. These forward-looking statements are made based on management's expectations and beliefs concerning future events affecting the Company and are subject to uncertainties and factors relating to the operations and business environment, all of which are difficult to predict and many of which are beyond management's control. These uncertainties and factors could cause actual results to differ materially from those matters expressed in or implied by these forward-looking statements. The following factors are among those that may cause actual results to differ materially from forward-looking statements: the loss, or renewal on less favorable terms, of management contracts and leases; our ability to form and maintain relationships with large real estate owners, managers and developers; integration of future acquisitions in light of challenges in retaining key employees, synchronizing business processes and efficiently integrating facilities, marketing and operations; our ability to renew our insurance policies on acceptable terms, the extent to which our clients choose to obtain insurance coverage through us and our ability to successfully manage self-insured losses; our indebtedness could adversely affect our financial health; availability, terms and deployment of capital; the ability of our majority shareholder to control our major corporate decisions and a majority of our directors are not considered "independent"; the ability to obtain performance bonds on acceptable terms to guarantee our performance under certain contracts; extraordinary events affecting parking at facilities that we manage, including emergency safety measures, military or terrorist attacks and natural disasters; changes in federal and state regulations including those affecting airports, parking lots at airports or automobile use; the loss of key employees; changes in general economic and business conditions or demographic trends; and development of new, competitive parking-related services. A further list and description of these risks, uncertainties, and other matters can be found in the Company's Annual Reports on Form 10-K and in its periodic reports on Forms 10-Q and 8-K.

                           STANDARD PARKING CORPORATION
                      CONDENSED CONSOLIDATED BALANCE SHEETS
                 (in thousands, except for share and per share data)

                                                  June 30, December 31,
                                                    2007       2006
                                                 ---------  ----------
                                                (Unaudited) (see Note)
 ASSETS
 Current assets:
  Cash and cash equivalents                      $   7,394  $   8,058
  Notes and accounts receivable, net                38,603     40,003
  Prepaid expenses and supplies                      2,695      2,221
  Deferred taxes                                     8,290      8,290
                                                 ---------  ---------
   Total current assets                             56,982     58,572

 Advances and deposits                               1,982      1,493
 Long-term receivables, net                          4,773      5,131
 Leaseholds and equipment, net                      16,853     16,902
 Intangible and other assets, net                    3,828      3,105
 Goodwill                                          119,579    119,078
 Deferred taxes                                      4,537      8,247
                                                 ---------  ---------
   Total assets                                  $ 208,534  $ 212,528
                                                 =========  =========
 LIABILITIES AND STOCKHOLDERS' EQUITY
 Current liabilities:
  Accounts payable                               $  36,309  $  33,167
  Accrued and other current liabilities             29,157     29,087
  Long-term borrowings                               2,366      2,766
                                                 ---------  ---------
   Total current liabilities                        67,832     65,020

 Long-term borrowings, excluding current portion    76,992     82,899
 Other long-term liabilities                        22,459     23,356

 Stockholders' equity:
  Common stock, par value $.001 per share;
   12,100,000 shares authorized; 9,436,913 and
   9,621,799 shares issued and outstanding as
   of June 30, 2007 and December 31, 2006,
   respectively                                          9         10
  Additional paid-in capital                       161,059    169,633
  Accumulated other comprehensive income               232        139
  Treasury stock, at cost                               --       (647)
  Accumulated deficit                             (120,049)  (127,882)
                                                 ---------  ---------
   Total stockholders' equity                       41,251     41,253
                                                 ---------  ---------
   Total liabilities and stockholders' equity    $ 208,534  $ 212,528
                                                 =========  =========

                        STANDARD PARKING CORPORATION
                 CONDENSED CONSOLIDATED STATEMENTS OF INCOME
        (in thousands, except for share and per share data, unaudited)

                       Three Months Ended         Six Months Ended
                    ------------------------  ------------------------
                      June 30,     June 30,     June 30,     June 30,
                        2007         2006         2007         2006
                    -----------  -----------  -----------  -----------
 Parking services
  revenue:
  Lease contracts   $    35,988  $    38,677  $    71,186  $    77,031
  Management
   contracts             28,539       26,220       56,735       51,457
                    -----------  -----------  -----------  -----------
                         64,527       64,897      127,921      128,488
  Reimbursed
   management
   contract expense      87,588       82,897      178,085      170,937
                    -----------  -----------  -----------  -----------
   Total revenue        152,115      147,794      306,006      299,425

 Cost of parking
  services:
  Lease contracts        31,768       34,862       63,786       69,666
  Management
   contracts             11,703       11,212       23,427       21,235
                    -----------  -----------  -----------  -----------
                         43,471       46,074       87,213       90,901
  Reimbursed
   management
   contract expense      87,588       82,897      178,085      170,937
                    -----------  -----------  -----------  -----------
   Total cost of
    parking services    131,059      128,971      265,298      261,838

 Gross profit:
  Lease contracts         4,220        3,815        7,400        7,365
  Management
   contracts             16,836       15,008       33,308       30,222
                    -----------  -----------  -----------  -----------
   Total gross
    profit               21,056       18,823       40,708       37,587

 General and
  administrative
  expenses               10,844       10,053       21,658       20,734
 Depreciation and
  amortization            1,276        1,525        2,528        2,970
                    -----------  -----------  -----------  -----------

 Operating income         8,936        7,245       16,522       13,883
 Other expenses
  (income):
  Interest expense        1,770        2,194        3,573        4,380
  Interest income          (227)         (70)        (446)        (144)
                    -----------  -----------  -----------  -----------
                          1,543        2,124        3,127        4,236
 Minority interest           89           74          249          198
                    -----------  -----------  -----------  -----------
 Income before
  income taxes            7,304        5,047       13,146        9,449
 Income tax expense       2,953          682        5,313        1,280
                    -----------  -----------  -----------  -----------
 Net income         $     4,351  $     4,365  $     7,833  $     8,169
                    ===========  ===========  ===========  ===========
 Common stock data:
 Net income per
  common share:
  Basic             $      0.46  $      0.44  $      0.82  $      0.81
  Diluted           $      0.45  $      0.43  $      0.80  $      0.79
 Weighted average
  common shares
  outstanding:
  Basic               9,465,280   10,006,370    9,534,306   10,064,119
  Diluted             9,688,009   10,267,312    9,773,835   10,322,185

                          STANDARD PARKING CORPORATION
                CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
        (in thousands, except for share and per share data, unaudited)

                                                   Six Months Ended
                                                  ------------------
                                                  June 30,  June 30,
                                                    2007      2006
                                                  --------  --------
 Operating activities:
 Net income                                       $  7,833  $  8,169
 Adjustments to reconcile net income to net cash
  provided by (used in) operations:
  Depreciation and amortization                      2,499     2,712
  Loss on sale of assets                                29       258
  Amortization of deferred financing costs             136       358
  Amortization of carrying value in excess of
   principal                                            --       (96)
  Non-cash compensation                                465       325
  Excess tax benefit related to stock option
   exercises                                          (944)       --
  Recovery of allowance for doubtful accounts         (196)     (280)
  Deferred taxes                                     3,710       962
  Change in operating assets and liabilities         3,029      (306)
                                                  --------  --------
 Net cash provided by operating activities          16,561    12,102

 Investing activities:

 Purchase of leaseholds and equipment               (2,483)     (678)
 Contingent earn-out payments                         (102)     (150)
                                                  --------  --------
 Net cash used in investing activities              (2,585)     (828)

 Financing activities:

 Repurchase of common stock                         (9,998)   (5,997)
 Proceeds from exercise of stock options               754       327
 Tax benefit related to stock option exercises         944        --
 Payments on senior credit facility                 (5,050)   (6,650)
 Payments on long-term borrowings                      (77)     (229)
 Payments on joint venture borrowings                   --      (369)
 Payments of debt issuance costs                       (35)     (617)
 Payments on capital leases                         (1,195)   (1,246)
                                                  --------  --------
 Net cash used in financing activities             (14,657)  (14,781)

 Effect of exchange rate changes on cash and
  cash equivalents                                      17      (445)
                                                  --------  --------
 Decrease in cash and cash equivalents                (664)   (3,952)
 Cash and cash equivalents at beginning of period    8,058    10,777
                                                  --------  --------
 Cash and cash equivalents at end of period       $  7,394  $  6,825
                                                  ========  ========
 Supplemental disclosures:
 Cash paid during the period for:
  Interest                                        $  3,372  $  4,694
  Income taxes                                         719       199
 Supplemental disclosures of non-cash activity:
 Debt issued for capital lease obligation         $     --  $  2,050

                        STANDARD PARKING CORPORATION
                                FREE CASH FLOW
       (in thousands, except for share and per share data, unaudited)

                               Three Months Ended   Six Months Ended
                               ------------------  ------------------
                               June 30,  June 30,  June 30,  June 30,
                                 2007      2006      2007      2006
                               --------  --------  --------  --------
 Operating income              $  8,936  $  7,245  $ 16,522  $ 13,883
  Depreciation and
   amortization                   1,276     1,525     2,528     2,970
  Non-cash compensation             286       247       465       325
  Income tax paid                  (509)     (114)     (719)     (199)
  Minority interest                 (89)      (74)     (249)     (198)
  Change in assets and
   liabilities                    2,485     6,515     1,403      (430)
  Capital expenditures and
   contingent earn-out
   payments                      (1,840)     (356)   (2,585)     (828)
                               --------  --------  --------  --------
 Operating cash flow           $ 10,545  $ 14,988  $ 17,365  $ 15,523
  Cash interest paid             (1,754)   (1,340)   (3,372)   (4,694)
                               --------  --------  --------  --------
 Free Cash Flow (a)            $  8,791  $ 13,648  $ 13,993  $ 10,829
  Decrease (increase) in
   cash and cash equivalents       (546)      (27)      664     3,952
                               --------  --------  --------  --------
 Free cash flow, net of change
  in cash                      $  8,245  $ 13,621  $ 14,657  $ 14,781

 (Uses)/Sources of cash:
  (Payments) on senior
   credit facility             ($ 2,450) ($ 9,100) ($ 5,050) ($ 6,650)
  (Payments) on other
   borrowings                      (447)   (1,025)   (1,272)   (1,844)
  (Payments) of debt issuance
   costs                            (35)     (539)      (35)     (617)
  Proceeds from exercise of
   stock options                    576        41       754       327
  Tax benefit related to stock
   option exercises                 679        --       944        --
  (Repurchase) of common
   stock                         (6,568)   (2,998)   (9,998)   (5,997)

                               --------  --------  --------  --------
 Total (uses) of cash          ($ 8,245) ($13,621) ($14,657) ($14,781)
                               --------  --------  --------  --------
 ---------------------------------------------------------------------

 (a) Reconciliation of Free Cash Flow to Consolidated Statements of
     Cash Flow

                                       Six        Three       Three
                                      Months      Months      Months
                                      Ended       Ended       Ended
                                     June 30,    March 31,   June 30,
                                       2007        2007        2007
                                     --------    --------    --------
 Net cash provided by operating
  activities                         $ 16,561    $  6,074    $ 10,487
 Net cash (used in) investing
  activities                           (2,585)       (745)     (1,840)
 Effect of exchange rate changes on
  cash and cash equivalents                17        (127)        144
                                     --------    --------    --------
 Free cash flow                      $ 13,993    $  5,202    $  8,791

                                       Six        Three       Three
                                      Months      Months      Months
                                      Ended       Ended       Ended
                                     June 30,    March 31,   June 30,
                                       2006        2006        2006
                                     --------    --------    --------
 Net cash provided by (used in)
  operating activities               $ 12,102    ($ 1,879)   $ 13,981
 Net cash (used in) investing
  activities                             (828)       (472)       (356)
 Effect of exchange rate changes
  on cash and cash equivalents           (445)       (468)         23
                                     --------    --------    --------
 Free cash flow                      $ 10,829    ($ 2,819)   $ 13,648

                     Trailing Twelve Month Free Cash Flow

                                                               Twelve
                                Three Months Ended             Months
                 ------------------------------------------    Ended
                 Sept. 30,   Dec. 31,  March 31,   June 30,   June 30,
                   2006        2006      2007        2007       2007
                 ---------  ---------  ---------  ---------  ---------
 Free Cash Flow  $   9,476  $   6,263  $   5,202  $   8,791  $  29,732

                                                               Twelve
                                Three Months Ended             Months
                 ------------------------------------------    Ended
                 Sept. 30,   Dec. 31,  March 31,   June 30,   June 30,
                   2005        2005      2006        2006       2006
                 ---------  ---------  ---------  ---------  ---------
 Free Cash Flow  $   8,598  $   9,225  ($  2,819) $  13,648  $  28,652

                        STANDARD PARKING CORPORATION
                              LOCATION COUNT

                    June 30, 2007   December 31, 2006   June 30, 2006
                    -------------   -----------------   -------------
 Managed facilities         1,753               1,733           1,718
 Leased facilities            238                 245             263
                    -------------   -----------------   -------------
 Total facilities           1,991               1,978           1,981

CONTACT:  Standard Parking Corporation
          G. Marc Baumann, Executive Vice President and
           Chief Financial Officer
          (312) 274-2199
          mbaumann@standardparking.com